Exhibit 99.1
Intel Corporation
2200 Mission College Blvd.
Santa Clara, CA 95054-1549
News Release
Intel Board Chair Frank D. Yeary to Retire Following Annual Meeting;
Dr. Craig H. Barratt Elected as Chair
SANTA CLARA, Calif., March 3, 2026 – Intel Corporation today announced that its board of directors has elected Dr. Craig H. Barratt as independent chair, effective following the company’s Annual Stockholders’ Meeting on May 13, 2026. Barratt will succeed Frank D. Yeary, who is retiring from the board and will not stand for reelection at the Annual Meeting. Yeary has served as a director since 2009 and as chair since 2023.
“On behalf of the board and the entire company, I want to thank Frank for his commitment to Intel and his strong leadership as chair during one of the most consequential periods in Intel’s history,” said Lip-Bu Tan, CEO, Intel. “Frank led the effort to bring me in as the company’s CEO, encouraged disciplined board oversight, and reinforced strong board governance. With his and the board’s support, I have been empowered to take decisive actions to strengthen our financial foundation, advance our process roadmap and position the company for long-term competitiveness. His leadership helped guide Intel through a period of transformation and onto firmer footing for the next phase.”
“Reinventing Intel is a disciplined, multi-year effort to restore execution excellence, strengthen the financial foundation and reestablish the innovation engine that has long defined this company. I’m grateful to have been part of the board’s work, particularly over the last 18 months, which has marked a critical step on that journey,” said Yeary.
“Appointing Lip-Bu Tan as CEO has been and will be critical to our success. The board worked with Lip-Bu from the outset of his tenure - aligning on priorities, refocusing and clarifying Intel’s strategy, and reinforcing an engineering-centric and customer-focused culture grounded in performance and customer commitment,” Yeary continued. “With a stronger balance sheet, meaningful progress across our roadmap – including Intel 18A and 14A – and a clear path forward under Lip-Bu, this is the appropriate time for me to step down as chair and from the board and transition leadership to a new independent chair.”
Barratt joined the board as an independent director in November 2025 and brings more than three decades of leadership experience across the semiconductor and broader technology industries from companies including Qualcomm, Intel and Google. He previously served as chief executive officer of Atheros Communications, a pioneer in wireless semiconductor technology where he led the company through a successful IPO and subsequent acquisition by Qualcomm, where he continued as President, Qualcomm Atheros. Later, he served as senior vice president of Intel’s ethernet, photonics and networking businesses, joining the company following its acquisition of Barefoot Networks, where he was chief executive officer. Barratt currently serves on the boards of Intuitive Surgical, Inc. and Astera Labs, Inc.
“Craig brings deep semiconductor expertise and a strong record of technology and operational leadership in complex, engineering-driven businesses,” Tan added. “As we enter our next phase – focused on disciplined execution, product leadership and foundry progress – his experience will be instrumental in supporting management and driving sustainable long-term value for stockholders.”
“The company has taken significant steps to strengthen its financial position, advance its technology and product roadmap, and enhance operational discipline,” said Barratt. “The board thanks Frank for his leadership and for helping position Intel for this next phase. I’m honored to lead the board’s continued focus on supporting rigorous execution, investing in and scaling U.S.-anchored R&D and manufacturing, and ensuring Intel is well positioned to compete and win in the years ahead.”
Since 2024, Intel has appointed four new independent directors, further aligning the board’s composition with the company’s strategic priorities in technology leadership, operational excellence and capital discipline. The board has been intentional in its refreshment efforts, adding directors with skills and backgrounds to map to the future opportunities and challenges the company faces, as well as the experience and perspectives to support Intel’s evolving strategy and long-term stockholder interests.
About Intel
Intel (Nasdaq: INTC) designs and manufactures advanced semiconductors that connect and power the modern world. Every day, our engineers create new technologies that enhance and shape the future of computing to enable new possibilities for every customer we serve. Learn more at intel.com.
© Intel Corporation. Intel, the Intel logo, and other Intel marks are trademarks of Intel Corporation or its subsidiaries. Other names and brands may be claimed as the property of others.